A PROFESSIONAL SERVICES FIRM
Certified Public Accountants | Business Consultants
dm-t
decoria • maichel • teague
1105 W. Francis, Suite A
Spokane, Washington 99205

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement (No. 333-153328) on Form S-8 of Timberline Resources Corporation of our report dated December 23, 2008, with respect to the consolidated balance sheets of Timberline Resources Corporation as of September 30, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the September 30, 2008 annual report on Form 10KSB of Timberline Resources Corporation.

DeCoria, Maichel & Teague, P.S.

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
December 29, 2008